Exhibit 10.3

AMENDED AND RESTATED CHANGE IN CONTROL AGREEMENT made and entered into as of this 3rd day of December, 2014 by and between MSC INDUSTRIAL DIRECT CO., INC., a New York corporation (the “Corporation”), and Douglas Jones, having an address at c/o MSC Industrial Direct Co., Inc., 75 Maxess Road, Melville, New York 11747 (the “Associate”).

WITNESSETH:

WHEREAS, the Corporation and the Associate are parties to a Change in Control Agreement, dated as of December 27, 2005, as amended by the Amendment to Change in Control Agreement, dated December 18, 2007, as further amended by Amendment No. 2 to Change in Control Agreement, dated as of December 22, 2011 (as amended, the “Agreement”) and wish to further amend and restate the Agreement as provided herein.

NOW, THEREFORE, the parties hereto hereby agree as follows:

First: Severance Benefits.

A.           If, within two (2) years after a Change in Control, the Associate’s “Circumstances of Employment” (as hereinafter defined) shall have changed, the Associate may terminate his employment by written notice to the Corporation given no later than ninety (90) days following such change in the Associate’s Circumstances of Employment. In the event of such termination by the Associate of his employment or if, within two (2) years after a Change in Control, the Corporation shall terminate the Associate’s employment other than for “Cause” (as hereinafter defined), then subject to the provisions of paragraph F of this Article FIRST: (a) the Corporation shall pay to the Associate, in cash, the “Special Severance Payment” (as hereinafter defined) as provided in Section E below, and (b) any stock options or stock appreciation rights held by the Associate shall become fully vested and exercisable, any restrictions applicable to any stock awards held by the Associate shall lapse and the stock relating to such awards shall become free of all restrictions and fully vested and transferable, any performance conditions imposed with respect to any stock awards shall be deemed to be achieved at target performance levels (except as otherwise specifically provided in an award agreement which provides that that the award shall be deemed to be earned or vest on a pro rata or other basis), and all outstanding repurchase rights of the Corporation with respect to any awards held by the Associate shall terminate, provided that awards which are not assumed or substituted for shall accelerate in accordance with the provisions of the Corporation’s 2005 or 2015 Omnibus Incentive Plan, as applicable.

B.           A Change in Control shall be deemed to occur if:

(a)          any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”), other than Mitchell Jacobson or Marjorie Gershwind or a member of the Jacobson or Gershwind families or any trust established principally for members of the Jacobson or Gershwind families or an executor, administrator or personal representative of an estate of a member of the Jacobson or Gershwind families and/or their respective affiliates, becomes the beneficial owner, directly or indirectly, of fifty percent (50%) or more of the combined voting power of the Corporation’s outstanding voting securities ordinarily having the right to vote for the election of directors of the Corporation; provided, however, that for purposes of this subparagraph (a), the following acquisitions shall not constitute a Change in Control: any acquisition by any corporation pursuant to a transaction which complies with clauses (1), (2) and (3) of subparagraph (c) of this paragraph B;

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(b)          during any twenty-four month period, individuals who, at the beginning of such period, constitute the Board of Directors of the Corporation, together with any new director(s) (other than (1) a director designated by a Person who shall have entered into an agreement with the Corporation to effect a transaction described in subparagraphs (a) or (c) of this paragraph B and (2) a director whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of directors of the Corporation) whose election by the Board or nomination for election by the Corporation’s shareholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the twenty-four (24) month period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof;

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(c)          there is a consummation of a reorganization, merger or consolidation involving the Corporation (a “Business Combination”), in each case, unless, following such Business Combination, (1) all or substantially all of the individuals and entities who were beneficial owners of the Corporation’s outstanding voting securities ordinarily having the right to vote for the election of directors of the Corporation immediately prior to such Business Combination beneficially own, directly or indirectly, more than fifty percent (50%) of the combined voting power of the then outstanding voting securities ordinarily having the right to vote for the election of directors of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Corporation or all or substantially all of the Corporation’s assets either directly or through one or more subsidiaries) in substantially the same proportion as their ownership, immediately prior to such Business Combination, of the Corporation’s outstanding voting securities, (2) no Person (excluding any corporation resulting from such Business Combination) other than Mitchell Jacobson or Marjorie Gershwind or a member of the Jacobson or Gershwind families or any trust established principally for members of the Jacobson or Gershwind families or an executor, administrator or personal representative of an estate of a member of the Jacobson or Gershwind families and/or their respective affiliates, beneficially owns, directly or indirectly, 50% or more of the combined voting power of the then outstanding voting securities of the corporation resulting from such Business Combination, and (3) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the incumbent Board of Directors of the Corporation at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination;

(d)          there is a liquidation or dissolution of the Corporation approved by the shareholders; or

(e)          there is a consummation of a sale of all or substantially all of the assets of the Corporation.

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C.           The Associate’s “Circumstances of Employment” shall have changed if there shall have occurred any of the following events: (a) a material reduction or change in the Associate’s employment duties or reporting responsibilities; (b) a reduction in the annual base salary made available by the Corporation to the Associate from the annual base salary in effect immediately prior to a Change in Control; (c) a material diminution in the Associate’s status, working conditions or other economic benefits from those in effect immediately prior to a Change in Control; or (d) the Corporation requiring the Associate to be based at any place outside a 30-mile radius from the Corporation’s offices where the Associate was based prior to a Change in Control, except for reasonably required travel on the Corporation’s business which is not materially greater than such travel requirements prior to a Change in Control.

D.           “Cause” shall mean (i) the willful and continued failure by the Associate to substantially perform his duties with the Corporation and its subsidiaries (other than any such failure resulting from his incapacity due to physical or mental illness, or any such actual or anticipated failure after issuance of a notice of termination by the Associate due to a change in the Associate’s Circumstances of Employment) after a written demand for substantial performance is delivered to the Associate by the Corporation which demand specifically identifies the manner in which the Corporation believes that the Associate has not substantially performed his duties, (ii) the willful engaging by the Associate in conduct which is demonstrably and materially injurious to the Corporation or its subsidiaries, monetarily or otherwise, or (iii) the Associate’s conviction of, or entering a plea of nolo contendere to, a felony. For purposes of clauses (i) and (ii), no act or failure to act on the Associate’s part shall be deemed “willful” unless done, or omitted to be done, by the Associate not in good faith or without reasonable belief that his action or omission was in the best interest of the Corporation and its subsidiaries.

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E.           The “Special Severance Payment” shall mean: (X) payment equal to the sum of (i) the product of two (2) and the annual base salary in effect immediately prior to a change in the Associate’s Circumstances of Employment or the termination other than for Cause of the Associate’s employment by the Corporation, as the case may be, and (ii) the product of two (2) and the targeted bonus for the Associate in effect immediately prior to a change in Associate Circumstances of Employment or termination other than for Cause, as the case may be, such payment to be made in equal installments in accordance with the Corporation’s regular payroll policies (but not less frequently than biweekly) for a period of eighteen months, with the first such installment being made on the fifth (5th) business day following the six-month anniversary of Associate’s termination of employment; (Y) payment of a pro rata portion of the Associate’s targeted bonus in effect immediately prior to the date such change in Associate’s Circumstances of Employment or termination of employment other than for Cause occurs (the “In Year Bonus”), calculated as the product of (a) the In Year Bonus multiplied by (b) a fraction the numerator of which is the number of whole months elapsed in the fiscal year up to the date such change in Associate’s Circumstances of Employment or termination occurs, and the denominator of which is twelve (12), such payment to be made on the fifth (5th) business day following the six (6) months’ anniversary of termination of employment; and (Z) for the two (2) year period or the remaining term of the automobile lease at issue, whichever is less following Associate’s date of termination of employment (other than termination for Cause), the Corporation shall, as applicable, either (a) pay Associate a monthly automobile allowance in amounts equal to those in effect immediately prior to such termination, or (b) continue to make the monthly lease payments under the automobile lease in effect for the benefit of Associate immediately prior to such termination, provided that if any payment (or portion thereof) otherwise due under this clause (Z) during the first six (6) months following the Associate’s termination of employment is not exempt from the application of Section 409A of the Code, including the regulations, rulings, notices and other guidance issued by the Internal Revenue Service interpreting the same (collectively, “Section 409A”), the amount subject to Section 409A that would otherwise be paid during such first six months shall be held (without adjustment for earnings and losses) and paid on the fifth (5th) business day following the six-month anniversary of such termination date. For the avoidance of doubt, it is understood that "targeted bonus" for purposes of this Agreement shall mean the target annual incentive cash bonus then in effect and approved under the Corporation's annual incentive bonus plan without regard to awards or targets approved in order to comply with Section 162(m) of the Code, provided further that if a "targeted bonus" is not in effect immediately prior to the date of such change in Associate's Circumstances of Employment or termination of employment other than for Cause, the "targeted bonus" shall be the target annual incentive cash bonus most recently in effect.

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F.           As a condition to receiving the Special Severance Payment and other Severance Benefits provided in Article FIRST A., no later than sixty (60) days following the Associate’s termination of employment (x) Associate shall have executed a Confidentiality, Non-Solicitation and Non-Competition Agreement in a form reasonably satisfactory to the Corporation and in substantially the same form as previously executed and (y) shall execute and return the General Release in substantially the form attached as Exhibit A hereto, and Associate shall at all times be in compliance with such Agreement and Release.

G.           For purposes of this Agreement, “affiliate” shall have the meaning ascribed thereto under the Securities Act of 1933.

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H.           For purposes of this Agreement, “termination of employment” means cessation of full or part time employment with the Corporation and any of its subsidiaries.

Second: Payment Adjustment. Payments under Article FIRST A. shall be made without regard to whether the deductibility of such payments (or any other payments or benefits to or for the benefit of Associate) would be limited or precluded by Section 280G of the Code and without regard to whether such payments (or any other payments or benefits) would subject Associate to the federal excise tax levied on certain “excess parachute payments” under Section 4999 of the Code; provided, that if the total of all payments to or for the benefit of Associate, after reduction for all federal, state and local taxes (including the excise tax under Section 4999 of the Code) with respect to such payments (“Associate’s total after-tax payments”), would be increased by the limitation or elimination of any payment under Article FIRST A., or by an adjustment to the vesting of any equity-based awards that would otherwise vest on an accelerated basis in connection with the Change in Control (and the termination of employment), amounts payable under Article FIRST A. shall be reduced and the vesting of equity-based awards shall be adjusted to the extent, and only to the extent, necessary to maximize Associate’s total after-tax payments. Any reduction in payments or adjustment of vesting required by the preceding sentence shall be applied, first, against any benefits payable under Article FIRST A., and then against the vesting of any equity-based awards, if any, that would otherwise have vested in connection with the Change in Control (and the termination of employment). The determination as to whether Associate’s payments and benefits include “excess parachute payments” and, if so, the amount and ordering of any reductions in payment required by the provisions of this Article SECOND shall be made at the Corporation’s expense by Ernst & Young LLP or by such other certified public accounting firm as the Compensation Committee of the Board of Directors of the Corporation may designate prior to a Change in Control (the “accounting firm”). In the event of any underpayment or overpayment hereunder, as determined by the accounting firm, the amount of such underpayment or overpayment shall forthwith and in all events within thirty (30) days of such determination be paid to Associate or refunded to the Corporation, as the case may be, with interest at the applicable Federal rate provided for in Section 7872(f)(2) of the Code.

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Third: Continued Medical Coverage. If Associate’s employment is terminated in either of the circumstances described in Article FIRST, Part A hereof, in the event Associate timely elects under the provisions of COBRA to continue his group health plan coverage that was in effect prior to the date of the termination of Associate’s employment with the Corporation, Associate will be entitled to continuation of such coverage, at the Corporation’s expense, for a period of eighteen (18) months from the date of termination, provided that Associate continues to be eligible for COBRA coverage.

Fourth: Outplacement. If Associate’s employment is terminated in either of the circumstances described in Article FIRST, Part A hereof, Associate shall be eligible for outplacement services, at the Corporation’s expense and with a service selected by the Corporation in its reasonable discretion, for up to six (6) months from the date of the termination of Associate’s employment with the Corporation.

Fifth: At Will Employment. Nothing in this Agreement shall confer upon the Associate the right to remain in the employ of the Corporation, it being understood and agreed that (a) the Associate is an employee at will and serves at the pleasure of the Corporation at such compensation as the Corporation shall determine from time to time and (b) the Corporation shall have the right to terminate the Associate’s employment at any time, with or without Cause. In the event of any such termination prior to the occurrence of a Change in Control, no amount shall be payable by the Corporation to the Associate pursuant to Article FIRST hereof.

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Sixth: Costs of Enforcement. In the event that the Associate incurs any costs or expenses, including attorneys’ fees, in the enforcement of his rights under this Agreement then, unless the Corporation is wholly successful in defending against the enforcement of such rights, the Corporation shall pay to the Associate all such costs and expenses sixty (60) days following a final decision.

Seventh: Term. The initial term of this Agreement shall be for three (3) years from the date hereof, and this Agreement shall automatically renew for successive three (3) year terms unless terminated by the Corporation, in its sole discretion, by delivering to Associate written notice thereof provided to Associate at least 18 months prior to the end of the initial term or such successive terms, as applicable.

Eighth: Notices. All notices hereunder shall be in writing and shall be sent by registered or certified mail, return receipt requested, and if intended for the Corporation shall be addressed to it, attention of its President, 75 Maxess Road, Melville, New York 11747 or at such other address of which the Corporation shall have given notice to the Associate in the manner herein provided; and if intended for the Associate, shall be mailed to him at the address of the Associate first set forth above or at such other address of which the Associate shall have given notice to the Corporation in the manner herein provided.

Ninth: Entire Agreement. This Agreement constitutes the entire understanding between the parties with respect to the matters referred to herein, and no waiver of or modification to the terms hereof shall be valid unless in writing signed by the party to be charged and only to the extent therein set forth. All prior and contemporaneous agreements and understandings with respect to the subject matter of this Agreement are hereby terminated and superseded by this Agreement.

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Tenth: Withholding. The Corporation shall be entitled to withhold from amounts payable to the Associate hereunder such amounts as may be required by applicable law.

Eleventh: Binding Nature. This Agreement shall be binding upon and inure to the benefit of the parties hereto, and their respective heirs, administrators, executors, personal representatives, successors and assigns.

Twelfth: Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York.

Thirteenth: Section 409A.

A.           To the fullest extent applicable, amounts and other benefits payable under this Agreement are intended to be exempt from the definition of “nonqualified deferred compensation” under Section 409A in accordance with one or more of the exemptions available under Section 409A. In this regard, each such payment hereunder that may be treated as payable in the form of “a series of installment payments,” as defined in Treas. Reg. §1.409A-2(b)(2)(iii) shall be deemed a separate payment for purposes of Section 409A.

B.           To the extent that any amounts or benefits payable under this Agreement are or become subject to Section 409A due to a failure to qualify for an exemption from the definition of nonqualified deferred compensation under Section 409A, this Agreement is intended to comply in form and operation with the applicable requirements of Section 409A with respect to such amounts or benefits. This Agreement shall be interpreted and administered to the extent possible in a manner consistent with the foregoing statement of intent.

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C.           Notwithstanding any provision of this Agreement to the contrary, the time of payment of any stock awards that are subject to Section 409A as “nonqualified deferred compensation” and that vest on an accelerated basis pursuant to this Agreement shall not be accelerated unless such accelerated payment is permissible under Section 409A.

D.           The following rules shall apply to any obligation to reimburse an expense or provide an in-kind benefit that is nonqualified deferred compensation within the meaning of Section 409A: (i) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year; (ii) the reimbursement of an eligible expense must be made on or before the last day of the calendar year following the calendar year in which the expense was incurred; and (iii) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

[signature page to follow]

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IN WITNESS WHEREOF, the parties have executed this Amended and Restated Change in Control Agreement as of the day and year first above written.

MSC INDUSTRIAL DIRECT CO., INC.

By:	/s/ Erik Gershwind
Name: Erik Gershwind
Title: President and Chief Executive Officer

/s/ Douglas Jones
Douglas Jones

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Exhibit A

RELEASE

WHEREAS, _____________ (the “Associate”) was a party to an Amended and Restated Change in Control Agreement dated as of November __, 2014 (the “Agreement”) by and between the Associate and MSC INDUSTRIAL DIRECT CO., INC., a New York corporation (the “Corporation”), and the employment of the Associate with the Corporation has been terminated; and

WHEREAS, it is a condition to the Corporation’s obligations to make the severance payments and benefits available to the Associate pursuant to the Agreement that the Associate execute and deliver this Release to the Corporation.

NOW, THEREFORE, in consideration of the receipt by the Associate of the benefits under the Agreement, which constitute a material inducement to enter into this Release, the Associate intending to be legally bound hereby agrees as follows:

Subject to the next succeeding paragraph, effective upon the expiration of the 7-day revocation period following execution hereof as provided below, the Associate irrevocably and unconditionally releases the Corporation and its owners, stockholders, predecessors, successors, assigns, affiliates, control persons, agents, directors, officers, employees, representatives, divisions and subdivisions (collectively, the “Related Persons”) from any and all causes of action, charges, complaints, liabilities, obligations, promises, agreements, controversies and claims (a) arising out of the Associate’s employment with the Corporation and the conclusion thereof, including, without limitation, any federal, state, local or other statutes, orders, laws, ordinances, regulations or the like that relate to the employment relationship and/or specifically that prohibit discrimination based upon age, race, religion, sex, national origin, disability, sexual orientation or any other unlawful bases, including, without limitation, as amended, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Civil Rights Acts of 1866 and 1871, the Americans With Disabilities Act of 1990, the New York City and State Human Rights Laws, and any applicable rules and regulations promulgated pursuant to or concerning any of the foregoing statutes; (b) for tort, tortious or harassing conduct, infliction of emotional distress, interference with contract, fraud, libel or slander; and (c) for breach of contract or for damages, including, without limitation, punitive or compensatory damages or for attorneys’ fees, expenses, costs, salary, severance pay, vacation, injunctive or equitable relief, whether, known or unknown, suspected or unsuspected, foreseen or unforeseen, matured or unmatured, which, from the beginning of the world up to and including the date hereof, exists, have existed, or may arise, which the Associate, or any of his heirs, executors, administrators, successors and assigns ever had, now has or at any time hereafter may have, own or hold against the Corporation and/or any Related Person.

Notwithstanding anything contained herein to the contrary, the Associate is not releasing the Corporation from any of the Corporation’s obligations (a) under the Agreement, (b) to provide the Associate with insurance coverage defense and/or indemnification as an officer or director of the Corporation to the extent generally made available at the date of termination to the Corporation’s officers and directors in respect of facts and circumstances existing or arising on or prior to the date hereof, or (c) in respect of the Associate’s rights under the Corporation’s Associate Stock Purchase Plan, the 2005 Omnibus Incentive Plan, or the 2015 Omnibus Incentive Plan, as applicable.

The Corporation has advised the Associate in writing to consult with an attorney of his choosing prior to the signing of this Release and the Associate hereby represents to the Corporation that he has in fact consulted with such an attorney prior to the execution of this Release. The Associate acknowledges that he has had at least twenty-one days to consider the waiver of his rights under the ADEA. Upon execution of this Release, the Associate shall have seven additional days from such date of execution to revoke his consent to the waiver of his rights under the ADEA. If no such revocation occurs, the Associate’s waiver of rights under the ADEA shall become effective seven days from the date the Associate executes this Release.

IN WITNESS WHEREOF, the undersigned has executed this Release on the ____ day of __________, 20__.

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